DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

FILED # C22677-99

SEP 13 2004

IN THE OFFICE OF
DEAN HELLER SECRETARY OF STATE

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form. ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: PTS, INC.

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE FOURTH: CAPITALIZATION

THE AGGREGATE number of shares the corporation shall have authority to issue shall be 1,800,000,000 shares of common stock par value ($.001) per share, each share of common stock having equal rights and preferences, voting privileges and preferences. Shall have authority to issue 200,000,000 prefer shares, par value ($.001) per share, each share of prefer stock having equal rights and preferences, voting privileges and preferences.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 54%.*

4. Effective date of filing (optional): ____________
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): [signature]

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION OF PTS,INC.
(the " Corporation")

I, Peter Chin, certify that:

1. The original articles were filed with the Office of the Secretary of State on November 5, 1996.

2. As of the date of this certificate, 603,100,505 shares of voting stock of the Corporation has been issued. (exhibit A attached regarding O/S)

3. Pursuant to a consent of the shareholders in lieu of a meeting, in which 325,859,500 shares representing 54% of the outstanding voting shares, approved the action taken by the Board of Director, the company hereby adopts the following amendments to the Articles of Incorporation of this Corporation:

   Article Fourth: Capitalization

   The aggregate number of shares the corporation shall have authority To issue shall be 1,800,000,000 shares of common stock, par value ($.001) per share, each share of common stock having equal rights and preferences, voting privileges and preferences.
   Shall have authority to issue 200,000,000 prefer shares, par value ($.001) per share, each share of prefer stock having equal rights and preferences, voting privileges and preferences.

Peter Chin
President
August 12th,2004